Exhibit 99.1

FOR IMMEDIATE RELEASE	Company Contacts Investors: James Zeumer (248) 433-4597 email: jim.zeumer@pulte.com

Media: Mark Marymee (248) 433-4648 email: mark.marymee@pulte.com
PULTE HOMES REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS
•	Third Quarter Income from Continuing Operations Totals $191.5 Million, or $.74 Per Diluted Share

•	Consolidated Revenues for the Quarter Down 6% to $3.6 Billion

•	Q3 Closings Decline 11% to 10,440 Homes; Average Sales Price Per Home Increases 6% to $335,000

•	Contract Backlog Valued at $5.8 Billion, Representing 16,375 Homes

•	Company Updates Earnings Guidance
     Bloomfield Hills, MI, October 25, 2006 — Pulte Homes (NYSE: PHM) announced today financial results for its third quarter and nine months ended September 30, 2006. For the quarter, income from continuing operations declined 50% to $191.5 million, compared with $382.4 million for the prior year third quarter. Third quarter earnings from continuing operations of $.74 per diluted share represents a decrease of 49%, compared with prior year earnings of $1.45 per diluted share. Consolidated revenues for the quarter were $3.6 billion, a decline of 6% from prior year revenues of $3.8 billion.
     “The operating landscape for new home sales remained challenging during the third quarter, as high inventory levels, affordability issues, elevated cancellation rates and a general lack of buyer confidence continued to weigh on new home demand,” said Richard J. Dugas, Jr., President and CEO of Pulte Homes. “In response to these more difficult market conditions, we continue to shorten our land pipeline, reduce production volumes and to balance home price and profitability with sales pace.”
Third Quarter Results
     Revenues from homebuilding settlements in the third quarter decreased 6% to $3.5 billion, compared with $3.7 billion last year. The change in revenue for the quarter reflects a 6% increase in average selling price to $335,000, offset by an 11% decrease in closings to 10,440 homes. The increase in average selling price primarily reflects geographic changes in the mix of homes closed during the period.

     Third quarter homebuilding pretax income declined 54% to $286.1 million, compared with prior year pretax income of $619.4 million. Pretax income for the period reflects a 670 basis point decline in gross margins to 17.1%, combined with a 70-basis point increase in SG&A as a percentage of home sale revenues. Homebuilding pretax income for the third quarter of 2006 is inclusive of approximately $87.7 million of charges resulting from adjustments to land inventory and land held for sale, and the write-off of deposits and pre-acquisition costs associated with land transactions the Company no longer plans to pursue. These charges reduced reported pretax margins by approximately 250 basis points.
     Net new home orders for the third quarter were 7,299 homes, valued at $2.4 billion, which represent declines of 39% and 40%, respectively, from prior year third-quarter results. Pulte Homes’ backlog as of September 30, 2006, was valued at $5.8 billion (16,375 homes), compared with a value of $8.0 billion (23,666 homes) last year.
     The Company’s financial services operations reported a 12% increase in third quarter pretax income to $21.4 million, as the business benefited from a positive mix of mortgage products and a more favorable interest rate environment. Mortgage capture rate for the quarter was 91%, compared with 89% for the same quarter last year.
Nine Month Results
     For the nine months ended September 30, 2006, Pulte Homes’ income from continuing operations was $697.9 million, compared with prior year income from continuing operations of $905.2 million. Earnings from continuing operations for the first nine months were $2.70 per diluted share, a decrease of 22% from prior year earnings of $3.44 per diluted share. Consolidated revenues for the period were $9.9 billion, up from $9.6 billion for the first nine months of last year.
     Revenues from homebuilding settlements for the period were $9.7 billion, an increase of 4% over the prior year. Higher revenues for the period resulted from a 7% increase in average selling price to $335,000, partially offset by a 3% decrease in the number of homes closed to 28,921. The increase in average selling price for the period reflects a combination of price increases and a change in the mix of product closed during the period.
     Nine month homebuilding pretax income declined 29% to $1.04 billion, compared with prior year pretax income of $1.48 billion. Pretax margins as a percentage of home settlement revenues for the period decreased 500 basis points to 10.8%, reflecting a 380 basis point decline in gross margins from home sales, and lower land profitability. Homebuilding pretax income for the first nine months is inclusive of approximately $155 million of charges resulting from adjustments to land inventory and land held for sale, and the write-off of deposits and pre-acquisition costs associated with land transactions the Company no longer plans to pursue.
     For the first nine months, Pulte’s financial services operations reported pretax income of $85.8 million, compared with $44.7 million in the prior year. In addition, results reflect a first-quarter gain of approximately $31.6 million from the sale by Pulte Mortgage LLC of its investment in a Mexico-based mortgage-banking company.

Guidance Update
     “We continue to operate with the expectation that business conditions remain difficult for at least the near term and, as a result, that additional charges are still possible if conditions erode further. Given the ongoing weakness in new home sales and closings, visibility as to future earnings performance is limited, but at this time we estimate fourth quarter earnings in the range of $.30 to $.70 per diluted share, inclusive of potential pretax land-related charges of up to $150 million,” said Dugas. “While these charges are not a certainty, we think it is appropriate to incorporate the potential impact into our near-term guidance.”
     A conference call discussing Pulte Homes’ third quarter results will be held Thursday, October 26, 2006 at 8:30 a.m. Eastern Time, and web cast live via Pulte.com. Interested investors can access the call via the Company’s home page at www.pulte.com.
     Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes and the availability of mortgage financing; (3) the relative stability of debt and equity markets; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of insurance covering risks associated with the Company’s business; (7) shortages and the cost of labor; (8) weather related slowdowns; (9) slow growth initiatives and/or local building moratoria; (10) governmental regulation, including the interpretation of tax, labor and environmental laws; (11) changes in consumer confidence and preferences; (12) required accounting changes; (13) terrorist acts and other acts of war; and (14) other factors over which the Company has little or no control. See the Company’s Annual Report on Form 10-K and Annual Report to Shareholders for the year ended December 31, 2005 and other public filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to Pulte’s business. Pulte undertakes no duty to update any forward-looking statement whether as a result of new information, future events or changes in Pulte’s expectations.
About Pulte Homes
     Pulte Homes, Inc., (NYSE: PHM), based in Bloomfield Hills, Mich., is a FORTUNE 150 company with operations in 53 markets and 27 states. In 2005, the company delivered 45,630 homes in the U.S. and generated consolidated revenues of $14.7 billion. During its 56-year history, the company has constructed more than 450,000 homes. In 2006, Pulte Homes operations received the most awards in the J.D. Power and Associates® New Home-Builder Customer Satisfaction Studysm, marking the seventh-straight year Pulte achieved this distinction among America’s largest homebuilding companies. Under its Del Webb brand, Pulte is the nation’s largest builder of active adult communities for people age 55 and better. Its DiVosta brand is renowned in Florida for its Built Solid™ building system and distinctive master-planned communities featuring a town-center concept. Pulte Mortgage LLC is a nationwide lender and offers Pulte customers a wide variety of loan products and superior customer service.
     Websites: www.pulte.com; www.delwebb.com; www.divosta.com

Pulte Homes, Inc.
Condensed Consolidated Results
Of Operations
(000’s omitted, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
CONSOLIDATED RESULTS:

Revenues:
Homebuilding	$3,513,776	$3,750,669	$9,746,583	$9,450,393
Financial Services	49,609	42,383	134,933	108,917
Other non-operating	574	1,120	3,986	3,625

Total Revenues	$3,563,959	$3,794,172	$9,885,502	$9,562,935

Pretax income (loss):
Homebuilding	$286,057	$619,392	$1,044,462	$1,478,363
Financial Services	21,377	19,043	85,777	44,653
Other non-operating	(11,920)	(24,733)	(29,456)	(76,595)

Income from continuing operations before income taxes	295,514	613,702	1,100,783	1,446,421

Income taxes	(104,064)	(231,285)	(402,836)	(541,270)

Income from continuing operations	$191,450	$382,417	$697,947	$905,151

Income (loss) from discontinued operations	(1,231)	13,004	(2,064)	12,223

Net income	$190,219	$395,421	$695,883	$917,374

EARNINGS PER SHARE - ASSUMING DILUTION:

Income from continuing operations	$.74	$1.45	$2.70	$3.44
Income (loss) from discontinued operations	—	.05	(.01)	.05

Net income	$.74	$1.50	$2.69	$3.49

Shares used in per share calculations	257,215	263,908	258,953	262,812

Pulte Homes, Inc.
Condensed Consolidated Balance Sheets
($000’s omitted)

	September 30,	December 31,	September 30,
	2006	2005	2005
	(Unaudited)		(Unaudited)
ASSETS
Cash and equivalents	$94,633	$1,002,268	$209,437
Unfunded settlements	84,778	156,663	96,269
House and land inventory	10,826,766	8,756,093	9,180,972
Land held for sale	447,414	257,724	186,038
Land, not owned, under option agreements	59,108	76,671	88,243
Residential mortgage loans available-for-sale	579,172	1,038,506	554,900
Investment in unconsolidated entities	249,448	301,613	289,771
Goodwill	377,040	307,693	307,693
Intangible assets, net	121,017	127,204	129,267
Other assets	1,076,847	1,023,739	1,241,167

	$13,916,223	$13,048,174	$12,283,757

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable, accrued and other liabilities	$2,477,401	$2,584,060	$2,629,943
Unsecured short-term borrowings	754,300	—	—
Collateralized short-term debt, recourse solely to applicable subsidiary assets	533,846	893,001	461,740
Income taxes	45,610	219,504	213,606
Deferred income tax liability	—	7,740	—
Senior notes and subordinated notes	3,537,592	3,386,527	3,511,170

Total Liabilities	7,348,749	7,090,832	6,816,459

Shareholders’ Equity	6,567,474	5,957,342	5,467,298

	$13,916,223	$13,048,174	$12,283,757

Pulte Homes, Inc.
Segment Data
($000’s omitted)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
HOMEBUILDING:
Home sales (settlements)	$3,498,499	$3,725,537	$9,692,293	$9,343,544
Land sales	15,277	25,132	54,290	106,849

Homebuilding Revenues	3,513,776	3,750,669	9,746,583	9,450,393

Home cost of sales	(2,899,981)	(2,839,913)	(7,733,989)	(7,101,734)
Land cost of sales	(18,709)	(23,704)	(72,313)	(97,990)
Selling, general & administrative expense	(279,223)	(272,158)	(829,376)	(793,916)
Other income (expense), net	(29,806)	4,498	(66,443)	21,610

Pretax income	$286,057	$619,392	$1,044,462	$1,478,363

FINANCIAL SERVICES:
Pretax income	$21,377	$19,043	$85,777	$44,653

OTHER NON-OPERATING:
Pretax loss:
Net interest income (expense)	$(1,338)	$(12,213)	$1,321	$(40,863)
Other expense, net	(10,582)	(12,520)	(30,777)	(35,732)

Total Other non-operating	$(11,920)	$(24,733)	$(29,456)	$(76,595)

Pulte Homes, Inc.
Business Operating Data
($000’s omitted)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Homebuilding settlement revenues	$3,498,499	$3,725,537	$9,692,293	$9,343,544

Unit settlements:
Northeast	900	1,003	2,435	2,409
Southeast	2,896	3,427	8,418	8,710
Midwest	1,331	1,638	3,179	3,686
Central	1,617	1,726	4,674	4,190
West	3,696	3,953	10,215	10,965

	10,440	11,747	28,921	29,960

Average selling price	$335	$317	$335	$312

Unit net new orders:
Northeast	672	1,066	2,190	3,322
Southeast	1,639	3,284	7,649	10,718
Midwest	1,163	1,670	3,596	4,899
Central	1,227	2,185	4,709	6,096
West	2,598	3,857	9,335	12,675

	7,299	12,062	27,479	37,710

Unit net new orders — dollars	$2,396,000	$3,994,000	$9,200,000	$12,233,000

Unit backlog:
Northeast			1,348	2,396
Southeast			4,896	7,313
Midwest			1,804	2,490
Central			2,252	2,983
West			6,075	8,484

			16,375	23,666

Dollars in backlog			$5,809,000	$8,043,000

Pulte Homes, Inc.
Business Operating Data, continued
($000’s omitted)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
MORTGAGE ORIGINATIONS:

Origination volume	10,052	10,985	27,641	28,022

Origination principal	$2,154,600	$2,163,100	$5,921,400	$5,481,700

Capture rate percentage	91.1%	88.8%	90.5%	88.5%

Pulte Homes, Inc.
Supplemental Information
($000’s omitted)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Interest expense:
Homebuilding (included in home cost of sales)	$65,217	$49,431	$162,285	$121,078
Financial Services	6,651	4,166	16,798	10,236
Other non-operating	1,912	13,333	2,665	44,488

Total interest expense	$73,780	$66,930	$181,748	$175,802

Depreciation & amortization	$20,522	$16,112	$58,509	$44,810